UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2018

Alcentra Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-36447	46-2961489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

200 Park Avenue, 7th Floor
New York, NY 10166

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 922-8240

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 21, 2018, Alcentra Capital Corporation (the “Company”) entered into an Amended and Restated Senior Secured Revolving Credit Agreement (the “Amended Credit Agreement”) among the Company, as borrower, the lenders party thereto, and ING Capital LLC, as administrative agent, arranger, and bookrunner. The Amended Credit Agreement amends, restates, and replaces the Senior Secured Revolving Credit Agreement dated as of May 8, 2014, among the Company, the lenders from time to time party thereto, and ING Capital LLC, as administrative agent, arranger, and bookrunner.

Under the Amended Credit Agreement, (i) revolving commitments by lenders were reduced from $135 million to $115 million, with an accordion feature that allows for an increase in total commitments up to $180 million, subject to satisfaction of certain conditions at the time of any such future increase, (ii) the maturity date of the credit facility was extended to September 21, 2022 and the revolving period was extended to September 21, 2021, and (iii) borrowings under the credit facility bear interest, at our election, at a rate per annum equal to (a) 2.50% if the contribution to the borrowing base of eligible portfolio investments that are long-term U.S. government securities and first lien bank loans is greater than or equal to 70% (or 2.75% if such contribution is less than 70%) plus the one, three or six month LIBOR rate, as applicable, or (b) 1.50% if the contribution to the borrowing base of eligible portfolio investments that are long-term U.S. government securities and first lien bank loans is greater than or equal to 70% (or 1.75% if such contribution is less than 70%) plus the highest of  (A) a prime rate, (B) the Federal Funds rate plus 0.5%, (C) three month LIBOR plus 1.0%, and (D) zero.

The Amended Credit Agreement also modifies certain covenants in the credit facility, including to provide for a minimum asset coverage ratio of 2.00 to 1, a minimum interest coverage ratio of 2.00 to 1 as of the last day of any fiscal quarter, and a requirement to maintain stockholder’s equity as of the last day of any fiscal quarter to be no less than the greater of (i) 45% of the total assets of the Company and its subsidiaries as at the last day of such fiscal quarter and (ii) the sum of (x) $120,000,000 plus (y) 65% of the aggregate net proceeds of all sales of equity interests by the Company and its subsidiaries after the closing date of the Amended Credit Agreement. In addition, the Amended Credit Agreement requires payment of a commitment fee ranging from 0.5% to 1.0% per annum based on the size of the unused portion of the Credit Facility. The Credit Facility is secured by a first priority security interest in all of our portfolio investments, the equity interests in certain of our direct and indirect subsidiaries, and substantially all of our other assets.

The Amended Credit Agreement also contains customary terms and conditions, including, without limitation, affirmative and negative covenants, including, without limitation, information reporting requirements, a minimum liquidity test, and maintenance of RIC and BDC status. The Amended Credit Agreement also contains customary events of default, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, and certain change in control events.

ING Capital LLC and the other lenders under the Amended Credit Agreement, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for the Company.

The above summary is not complete and is qualified in its entirety to the full text of the Amended Credit Agreement and related documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 21, 2018, by and among the Company, as borrower, the lenders party thereto, and ING Capital LLC, as administrative agent, arranger, and bookrunner.

10.2	Amended and Restated Guarantee, Pledge and Security Agreement, dated as of September 21, 2018, by and among the Company, as borrower, the subsidiary guarantors party thereto, ING Capital LLC, as revolving administrative agent, and ING Capital LLC, as collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCENTRA CAPITAL CORPORATION

Date: September 24, 2018
	By:	/s/ Ellida McMillan
Name: Ellida McMillan Title: Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary